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                                                                    EXHIBIT 99.1

(JP Morgan Partners Logo)                                             (PPD Logo)




FOR IMMEDIATE RELEASE

                      JPMORGAN PARTNERS AND PPD JOIN FORCES
                   TO FORM PHARMACEUTICAL DEVELOPMENT COMPANY

NEW YORK CITY, NY and WILMINGTON, N.C., October 16, 2001--JPMorgan Partners, the private equity group of J.P. Morgan Chase and Co., and PPD, Inc. (Nasdaq: PPDI), today announced that they have partnered to form a new company, Apothogen, Inc., that will acquire, develop and commercialize pharmaceutical products.

Under terms of the arrangement, JPMorgan Partners and PPD have committed to provide financing to Apothogen through the purchase of its preferred stock. Ernest Mario, Ph.D., non-executive chairman of PPD and former chairman and chief executive officer of Alza Corporation that recently merged with Johnson & Johnson, Inc., will serve as Apothogen's chairman.

Fred Eshelman, chief executive officer of PPD, stated, "We are delighted to have the opportunity to expand PPD's virtual development strategy through this powerful combination of PPD's discovery and development expertise, the financial strength and healthcare expertise of JPMorgan Partners and Dr. Mario's proven track record of success. I believe that Apothogen, under Dr. Mario's leadership and with the support of JPMorgan Partners, will serve to further diversify PPD's business model and will be a vehicle for value creation for PPD shareholders."

"JPMorgan Partners has long been committed to investing in life sciences companies. Apothogen is an excellent example of a superb management team working well with top pharmaceutical experts to develop and market new and innovative products," said Mitchell Blutt, executive partner of JPMorgan Partners.

Dr. Mario stated, "Apothogen is being created to occupy the space between startup, underfinanced discovery and development companies and big Pharma corporations whose R & D targets are often restricted to potential end-product revenues of $500 million or more per year. Apothogen will bring focus, financing and vast experience to this process which I believe will result in the creation of important new pharmaceutical products."

For a more detailed description of PPD's investment in and relationship with Apothogen and its stockholders, please refer to the Current Report on Form 8-K filed by PPD with the SEC on or about the date hereof.

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JPMorgan Partners and PPD Form Apothogen / Page 2 of 2

About JPMorgan Partners
-----------------------
JPMorgan Partners (JPMP), formerly Chase Capital Partners, is a global partnership with over $25 billion under management. It is a leading provider of private equity and has closed over 1,800 individual transactions since its inception in 1984. JPMP has more than 160 investment professionals in eleven offices throughout the world. JPMorgan Partners' primary limited partner is J.P. Morgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. The Life Sciences and Healthcare sectors have long been a top priority for JPMP. For additional information, please visit our Web site at www.jpmorganpartners.com.
------------------------

About PPD
---------
As a leading global provider of discovery and development services and products for pharmaceutical and biotechnology companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers unique partnerships and alliances for virtual drug development. PPD has more than 4,300 professionals in 20 countries around the world. For more information on PPD, visit the Web site at www.ppdi.com.
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Except for historical information, all of the statements, expectations and assumptions, including expectations and assumptions about the value of PPD's investment in and relationship with Apothogen, contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making those forward-looking statements, it is possible that future circumstances may differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: economic conditions in the pharmaceutical and biotechnology industries; outsourcing trends in the pharmaceutical and biotechnology industries; dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; risks associated with acquisitions; loss of large contracts; competition within the outsourcing industry; continued success in sales growth; the ability to attract and retain key personnel; and the risk factors set forth from time to time in the SEC filings for PPD, copies of which are available upon request from the PPD investor relations department.

                                       ###

CONTACTS

For PPD                          For JPMorgan Partners         For Apothogen
-------                          ---------------------         -------------
Media:                           Brooke Harlow                 Dr. Ernest Mario
Nancy Zeleniak                   +212 270 7381                 +910 772 7099
+919 462 4088                    brooke.d.harlow@chase.com
nancy.zeleniak@rtp.ppdi.com      -------------------------
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PPD Analysts/Investors:
Jimmy Sloan
+910 772 7168
jimmy.sloan@wilm.ppdi.com
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